FREIT Announces Fourth Quarter Fiscal 2022 Results

HACKENSACK, NJ, January 27, 2023 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”, “we” or the “Company”) reported its operating results for the fiscal quarter and twelve months ended October 31, 2022. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Twelve Months Ended
	October 31,		October 31,
	2022	2021	2022	2021

GAAP (Loss) Earnings Per Share - Basic	($0.08)	$0.02	$6.52	$0.13
GAAP (Loss) Earnings Per Share - Diluted	($0.08)	$0.02	$6.45	$0.13
AFFO Per Share - Basic and Diluted	($0.04)	$0.33	$0.40	$1.50
Dividends Per Share	$9.00	$0.10	$9.20	$0.25

Total Average Residential Occupancy *	97.6%	97.7%	98.2%	97.3%
Total Average Commercial Occupancy *	65.9%	68.6%	66.8%	69.0%

* Average occupancy rate excludes the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the "Maryland Properties") from all periods presented as the properties were sold in the twelve months ended October 31, 2022.

Results for the Quarter

Real estate revenue decreased 42.2% to $7 million for the fiscal quarter ended October 31, 2022 as compared to $12.2 million for the prior year’s comparable period. The decrease in revenue was primarily attributable to the following: (a) a decrease of approximately $5.7 million attributed to the Maryland Properties sold; offset by (b) an increase from the residential segment of approximately $0.3 million, excluding the Icon at the Rotunda Property which was sold as part of the Maryland Properties, primarily driven by an increase in base rents across all properties; and (c) an increase from the commercial segment of approximately $0.3 million, excluding the Maryland Properties sold, primarily attributed to prior period settle-ups of Common Area Maintenance with commercial tenants incurred in the prior year’s comparable period.

Net (loss) income attributable to common equity (“Net (Loss) Income”) was Net (Loss) of approximately ($0.6) million or ($0.08) per share basic and diluted for the fiscal quarter ended October 31, 2022 as compared to Net Income of approximately $0.2 million or $0.02 per share basic and diluted for the prior year’s comparable period. The decrease in Net Income was primarily driven by the following: (a) an increase in general and administrative expenses (“G&A”) of approximately $0.8 million primarily driven by incremental stock compensation expense of approximately $1.2 million related to the stock option modification recorded in Fiscal 2022 offset by a decrease of approximately $0.4 million in legal costs attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC; (b) a decrease of approximately $0.4 million (with a consolidated impact to FREIT of approximately $0.3 million) attributed to the Maryland Properties sold; (c) an increase in loss on investment in tenancy-in-common of approximately $0.1 million; offset by (d) an increase in revenue of approximately $0.6 million (with a consolidated impact to FREIT of approximately $0.4 million), excluding the Maryland Properties sold; and (e) an increase in investment income of approximately $0.1 million primarily resulting from higher interest rates in the fiscal quarter ended October 31, 2022. (Refer to “Table of Revenue & Net (Loss) Income Components”)

Results for the Twelve Months

Real estate revenue decreased 37.8% to $31.3 million for the twelve months ended October 31, 2022 as compared to $50.3 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decrease of approximately $20.2 million attributed to the Maryland Properties sold; offset by (b) an increase from the residential segment of approximately $1.2 million, excluding the Icon at the Rotunda Property which was sold as part of the Maryland Properties, driven by an increase in base rents across all properties and an increase in the average occupancy rate to 98.2% for the twelve months ended October 31, 2022 from 97.3% for the prior year’s comparable period.

Net Income was approximately $46 million or $6.52 per share basic and $6.45 per share diluted for the twelve months ended October 31, 2022 as compared to approximately $0.9 million or $0.13 per share basic and diluted for the prior year’s comparable period. The increase in Net Income was primarily driven by the following: (a) a net gain on sale of the Maryland Properties of approximately $68.8 million (with a consolidated impact to FREIT of approximately $45.6 million), for the twelve months ended October 31, 2022; (b) an increase in revenue of approximately $1.2 million (with a consolidated impact to FREIT of approximately $1.1 million), excluding the Maryland Properties sold; (c) a realized gain on the Wayne PSC interest rate swap contract termination of approximately $1.4 million (with a consolidated impact to FREIT of approximately $0.6 million) in the twelve months ended October 31, 2022; (d) a decrease in the reserve for uncollectible rents of approximately $0.3 million (with a consolidated impact to FREIT of approximately $0.3 million), excluding the Maryland Properties sold, primarily due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue in Fiscal 2022; (e) a decrease in G&A of approximately $0.2 million primarily driven by a decline in legal costs of approximately $1 million attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC, reincorporation expenses of approximately $0.5 million incurred in Fiscal 2021, offset by incremental stock compensation expense of approximately $1.2 million related to the stock option modification recorded in the twelve months ended October 31, 2022; (f) a decrease in snow removal costs of approximately $0.1 million (with a consolidated impact to FREIT of approximately $0.1 million); (g) an increase in investment income of approximately $0.2 million resulting from a higher interest rate and cash balance in Fiscal 2022 due to the sale of the Maryland Properties; offset by (h) a decrease of approximately $3.9 million (with a consolidated impact to FREIT of approximately $2.8 million) attributed to the Maryland Properties sold. (Refer to “Table of Revenue & Net (Loss) Income Components”)

Table of Revenue & Net (Loss) Income Components

	For the Fiscal Quarter Ended October 31,			For the Twelve Months Ended October 31,
	2022	2021	Change	2022	2021	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,224	$5,243	$(3,019)	$10,644	$23,317	$(12,673)
Residential properties	4,824	6,948	(2,124)	20,627	26,974	(6,347)
Total real estate revenues	7,048	12,191	(5,143)	31,271	50,291	(19,020)

Operating expenses:
Real estate operating expenses	3,347	5,716	(2,369)	15,281	22,294	(7,013)
General and administrative expenses	1,896	1,052	844	5,003	5,195	(192)
Depreciation	738	2,352	(1,614)	3,995	9,300	(5,305)
Total operating expenses	5,981	9,120	(3,139)	24,279	36,789	(12,510)

Financing costs	(1,835)	(3,034)	1,199	(8,064)	(12,276)	4,212

Investment income	175	28	147	358	116	242

Loss on investment in tenancy-in-common	(129)	(50)	(79)	(228)	(295)	67

Net gain on sale of Maryland properties	—	—	—	68,771	—	68,771

Net realized gain on Wayne PSC interest rate swap termination	—	—	—	1,415	—	1,415
Net (loss) income	(722)	15	(737)	69,244	1,047	68,197

Net loss (income) attributable to noncontrolling interests in subsidiaries	168	136	32	(23,252)	(120)	(23,132)

Net (loss) income attributable to common equity	$(554)	$151	$(705)	$45,992	$927	$45,065

(Loss) Earnings per share:
Basic	$(0.08)	$0.02	$(0.10)	$6.52	$0.13	$6.39
Diluted	$(0.08)	$0.02	$(0.10)	$6.45	$0.13	$6.32

Weighted average shares outstanding:
Basic	7,106	7,029		7,055	7,019
Diluted	7,106	7,034		7,132	7,022

Financing Update

On August 19, 2022, Westwood Hills, LLC exercised its right, pursuant to the loan agreement, to extend the term of its $25 million loan on its property located in Westwood, New Jersey, for an additional six (6) months from an initial maturity date of October 1, 2022 to a new maturity date of April 1, 2023. This loan was extended on the same terms and conditions as stated in the loan agreement and has one remaining six (6) month extension.

Dividend

On August 4, 2022, the FREIT Board of Directors (“Board”) declared a special, extraordinary, non-recurring cash distribution of approximately $51.5 million, or $7.50 per share, which was paid on August 30, 2022, to stockholders of record on August 16, 2022 (with an ex-dividend date of August 31, 2022). On September 28, 2022, the Board declared an ordinary dividend of $1.50 per share, which was paid on December 15, 2022 to stockholders of record on December 1, 2022. The Board will continue to evaluate the dividend on a quarterly basis and there can be no assurance that dividends will be declared for any future period. In addition, the amount of the dividend declared on September 28, 2022 is not necessarily indicative of the amount of any dividends that may be declared in the future.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended October 31,		For the Twelve Months Ended October 31,
	2022	2021	2022		2021
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(722)	$15	$69,244		$1,047
Net gain on sale of Maryland properties	—	—	(68,771)		—
Net realized gain on Wayne PSC interest rate swap termination	—	—	(1,415)		—
Depreciation of consolidated properties	738	2,352	3,995		9,300
Amortization of deferred leasing costs	26	181	133		544
Distributions to non-controlling interests	—	(390)	(735	)(b)	(1,350)
Adjustment to loss on investment in tenancy-in-common for depreciation	357	353	1,419		1,408
FFO	$399	$2,511	$3,870		$10,949

Per Share - Basic	$0.06	$0.36	$0.55		$1.56
Per Share - Diluted	$0.06	$0.36	$0.54		$1.56

(a) As prescribed by NAREIT.
(b) FFO excludes the distribution of proceeds to non-controlling interests in the amount of approximately $19.4 million related to the sale of the Damascus and Rotunda properties.

Adjusted Funds From Operations ("AFFO")

FFO	$399	$2,511	$3,870		$10,949
Deferred rents (Straight lining)	(43)	5	(18)		230
Capital Improvements - Apartments	(633)	(187)	(1,034)		(625)
AFFO	$(277)	$2,329	$2,818		$10,554

Per Share - Basic and Diluted	$(0.04)	$0.33	$0.40		$1.50
Weighted Average Shares Outstanding:
Basic	7,106	7,029	7,055		7,019
Diluted	7,106	7,034	7,132		7,022

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

4